Exhibit (A)(5)(D)

LEVI & KORSINSKY LLP

Adam C. McCall (SBN 302130)

445 South Figueroa Street, 31st Floor

Los Angeles, CA 90071

Tel: (213) 985-7290

Fax: (202) 333-2121

Email: amccall@zlk.com

Attorney for Plaintiff Palkon

[Additional Counsel on Signature Page]

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

DENNIS PALKON, On Behalf of Himself and	)	Case No.
All Others Similarly Situated,	)
	)	COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT
Plaintiff,	)
)
v.	)	CLASS ACTION
)
	)	DEMAND FOR JURY TRIAL
NETSUITE INC., ZACHARY NELSON, EVAN	)
GOLDBERG, JAMES MCGEEVER, BILLY	)
BEANE, DEBORAH A. FARRINGTON,	)
CATHERINE KINNEY, KEVIN THOMPSON,	)
EDWARD J. ZANDER, STEVE GOMO,	)
ORACLE CORPORATION, OC	)
ACQUISITION LLC, and NAPA	)
ACQUISITION CORPORATION,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF SECTIONS 14(A) AND 20(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on July 28, 2016 (the “Proposed Transaction”), pursuant to which NetSuite Inc. (“NetSuite” or the “Company”) will be acquired by Oracle Corporation (“Ultimate Parent”), OC Acquisition LLC (“Parent”), and its wholly-owned subsidiary, Napa Acquisition Corporation (“Merger Sub,” and together with Ultimate Parent and Parent, “Oracle”).

2. On July 28, 2016, NetSuite’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Oracle commenced a tender offer, set to expire on September 15, 2016, and stockholders of NetSuite will receive $109.00 per share in cash.

3. On August 18, 2016, defendants issued materially incomplete disclosures in the Solicitation/Recommendation Statement (the “Solicitation Statement”) filed with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. The Solicitation Statement fails to disclose material information regarding the Proposed Transaction.

4. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

CLASS ACTION COMPLAINT

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of NetSuite common stock.

9. Defendant NetSuite is a Delaware corporation and maintains its principal executive offices at 2955 Campus Drive, Suite 100, San Mateo, California 94403. NetSuite’s common stock is traded on the NYSE under the ticker symbol “N.”

10. Defendant Zachary Nelson (“Nelson”) is a director of NetSuite and has served as Chief Executive Officer (“CEO”) since 2002.

11. Defendant Evan Goldberg (“Goldberg”) is a director, co-founder, Chairman of the Board, and Chief Technology Officer (“CTO”) of NetSuite.

12. Defendant James McGeever (“McGeever”) is a director, President, and Chief Operating Officer (“COO”) of NetSuite.

13. Defendant Billy Beane (“Beane”) is a director of NetSuite.

14. Defendant Deborah A. Farrington (“Farrington”) is a director of NetSuite. According to the Company’s website, Farrington is Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Governance Committee.

15. Defendant Catherine Kinney (“Kinney”) is a director of NetSuite. According to the Company’s website, Kinney is Chair of the Nominating and Governance Committee and a member of the Audit Committee.

CLASS ACTION COMPLAINT

16. Defendant Kevin Thompson (“Thompson”) is a director of NetSuite. According to the Company’s website, Thompson is a member of the Audit Committee and the Compensation Committee.

17. Defendant Edward J. Zander (“Zander”) is a director of NetSuite. According to the Company’s website, Zander is a member of the Compensation Committee and the Nominating and Governance Committee.

18. Defendant Steve Gomo (“Gomo”) is a director of NetSuite. According to the Company’s website, Gomo is Chair of the Audit Committee.

19. The defendants identified in paragraphs 10 through 18 are collectively referred to herein as the “Individual Defendants.”

20. Defendant Ultimate Parent is a Delaware corporation and a party to the Merger Agreement.

21. Defendant Parent is a Delaware limited liability company and a party to the Merger Agreement.

22. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

CLASS ACTION ALLEGATIONS

23. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of NetSuite (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

24. This action is properly maintainable as a class action.

CLASS ACTION COMPLAINT

25. The Class is so numerous that joinder of all members is impracticable. As of April 29, 2016, there were approximately 80,439,651 shares of NetSuite common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

26. Questions of law and fact are common to the Class, including, among others: (i) whether defendants violated the 1934 Act; and (ii) whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

27. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

28. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

29. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

CLASS ACTION COMPLAINT

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

30. NetSuite is a leading vendor of cloud computing business management software suites. The Company enables companies to manage core key business operations in a single system, which includes Enterprise Resource Planning (“ERP”), Accounting, Customer Relationship Management (“CRM”), and ecommerce. NetSuite’s patent-pending “real-time dashboard” technology provides an easy-to-use view into up-to-date, role-specific business information.

31. The Company was founded in 1998 by Individual Defendant Goldberg and Lawrence J. Ellison (“Ellison”). Ellison is also CTO and Chairman of the board of directors of Oracle, and is Oracle’s largest single stockholder.

32. Shortly before NetSuite’s initial public offering in 2007, all of the shares beneficially held Ellison or his affiliates were transferred into NetSuite Restricted Holdings LLC (“NRH”), a limited liability company formed for the purpose of holding those shares and funding charitable gifts as and when directed by Ellison. The sole member and 100% beneficial owner of NRH is Ellison’s revocable trust.

33. Today, NRH remains as NetSuite’s largest stockholder. NRH beneficially owns 31,964,891 NetSuite shares, which represent approximately 40% of the Company’s outstanding shares.

34. In addition to NetSuite’s relationship with Ellison through NRH, NetSuite and Oracle have a significant commercial relationship, and Oracle is a provider of key technology to NetSuite.

CLASS ACTION COMPLAINT

35. Since NetSuite’s initial public offering, the relationship between NRH and NetSuite has been primarily governed by NRH’s operating agreement. Under the operating agreement, NRH is required, on most matters, to vote its shares in the same proportion (for, against, withheld, or abstain) as the votes that are collectively cast by all NetSuite stockholders other than (1) NRH; (2) Ellison’s spouse, if any, and children and any trust for their benefit; and (3) any person or group filing a Schedule 13D with respect to NetSuite. However, this proportional voting commitment does not apply with respect to “change of control” matters, including any merger, consolidation, or reorganization in which more than 50% of the outstanding shares are exchanged for cash or securities of another company.

36. On January 21, 2016, “a senior representative” of Oracle indicated to “a senior representative” of NetSuite that Oracle was potentially interested in acquiring NetSuite.

37. On January 27, 2016, the Board formed a transactions committee comprised of purportedly independent directors (the “Transactions Committee”): Individual Defendants Farrington, Gomo, and Zander. Nevertheless, later that day, Individual Defendant Goldberg – Ellison’s longtime colleague and co-founder of the Company – discussed the potential acquisition directly with Ellison.

38. On February 18, 2016, NetSuite entered into an engagement letter with Qatalyst Partners LP (“Qatalyst”) to act as financial advisor to the Board and Transactions Committee.

39. On April 28, 2016, NetSuite issued a press release wherein it announced its first quarter 2016 financial results. Total revenue for the first quarter of 2016 was $216.6 million, representing a 31% increase over the same period in the prior year. Cash flows from operations were $31.3 million in the first quarter of 2016, up from $28.0 million in the same period in the prior year. Non-GAAP net income for the first quarter of 2016 was $9.0 million, or $0.11 per share, which is comparable to the first quarter 2015 non-GAAP net income. With respect to the financial results, Individual Defendant Nelson commented:

NetSuite’s fiscal year 2016 started strong with record first quarter results as we grew year-over-year revenue by more than 30 percent for our fifteenth consecutive quarter[.] Our financial results, and the results we are delivering for more than 10,000 companies operating around the globe, are driven by a new approach to building business software and by fantastic execution by our nearly 5,000 employees around the world.

CLASS ACTION COMPLAINT

40. On May 5, 2016, NetSuite and Oracle entered into a confidentiality agreement.

41. On June 1, 2016, Oracle submitted an indication of interest to acquire NetSuite for $100.00 per share in cash.

42. On July 13, 2016, Oracle submitted its “best and final” offer to acquire NetSuite for $109.00 per share in cash and stated that NetSuite would need to enter into an exclusivity agreement to move forward with the deal.

43. Later that day, the Board met and determined that NetSuite should enter into the exclusivity agreement with Oracle, despite the fact that the Board did not contact a single other potential bidder.

44. The parties quickly entered into the exclusivity agreement and negotiated the terms of the Merger Agreement and Support Agreement (defined below), and executed the Merger Agreement on July 28, 2016.

The Merger Agreement

45. On July 28, 2016, the Board caused the Company to enter into the Merger Agreement, pursuant to which NetSuite will be acquired for inadequate consideration.

CLASS ACTION COMPLAINT

46. The Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “no solicitation” provision in the Merger Agreement that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals. Section 7.02(a) of the Merger Agreement states:

(a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary to instruct its vice presidents and higher officers, its finance and legal management and its financial and legal advisors not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 7.02(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, or (ii)(A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.02(b)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02 by the Company. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

CLASS ACTION COMPLAINT

47. Further, the Company must advise Oracle, within twenty-four hours, of any proposals or inquiries received from other parties. Section 7.02(c) of the Merger Agreement states, in relevant part:

The Company shall notify Parent promptly (but in no event later than 24 hours) after any of the Company’s executive officers, board members or financial advisor obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case in connection with any Acquisition Proposal or inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal. In such notice, the Company shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, offer, proposal or request. Commencing upon the provision of any notice referred to above, the Company shall (A) on a reasonable and prompt basis, advise Parent (or its counsel) of the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and any other material matters identified with reasonable specificity by Parent (or its counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material documents and material written or electronic communications embodying, describing or amending any such Acquisition Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, or Representatives, on the other hand. The Company shall promptly provide Parent with any non-public information concerning the business, present or future performance, financial condition or results of operations of the Company (or any of its Subsidiaries), provided to any Third Party that was not previously provided to Parent. The Company shall provide Parent with at least 48 hours’ prior notice (or such lesser period of prior notice provided to the members of the Transaction Committee or the Company Board) of any meeting of the Transactions Committee or the Company Board at which the Transactions Committee or the Company Board is reasonably expected to consider any Acquisition Proposal.

CLASS ACTION COMPLAINT

48. Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to withdraw its approval of the Proposed Transaction under extremely limited circumstances, and grants Oracle a “matching right” with respect to any “Superior Proposal” made to the Company. Section 7.02(d) of the Merger Agreement provides:

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Merger Subsidiary) for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation, (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”), or (vi) resolve or agree to change or modify the election that this Agreement and the Merger be governed pursuant to Section 251(h) of Delaware Law. Notwithstanding anything to the contrary in this Agreement, at any time prior to the Acceptance Time, the Company Board, following receipt of and on account of a Superior Proposal, may (i) make an Adverse Recommendation Change or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 9.01(d)(i), but only if, in either case, the Company Board (upon the recommendation of the Transactions Committee) determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change or terminate this Agreement in accordance with Section 9.01(d)(i), unless (A) the Company promptly notifies Parent (the “Adverse Recommendation Change Notice”), in writing at least five (5) Business Days before making an Adverse Recommendation Change or terminating this Agreement (the “Notice Period”), of its intention to take such action or actions with respect to a Superior Proposal, it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (2) the delivery in itself by the Company to Parent of the notifications required by Section 7.02(c) or of an Adverse Recommendation Change Notice, or (3) the public disclosure of the matters described in clause (1) or (2), will constitute an Adverse Recommendation Change (in each case of clauses (1), (2) and (3), to the extent in accordance with this Agreement); (B) the Company attaches to such notice the most current version of the proposed agreement or a reasonably detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a prompt basis) and the identity of the Third Party making the Superior Proposal; (C) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, if requested by Parent, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this

CLASS ACTION COMPLAINT

Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (x) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (y) that there may be multiple extensions of the Notice Period); and (D) Parent does not make, within the Notice Period, an offer that is determined by the Company Board (upon the recommendation of the Transactions Committee) in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

49. Further locking up control of the Company in favor of Oracle, the Merger Agreement provides for a “termination fee” of $300 million, payable by the Company to Oracle if the Individual Defendants cause the Company to terminate the Merger Agreement.

50. By agreeing to all of the deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company.

51. Additionally, Oracle entered into Tender and Support Agreements with Individual Defendants Nelson, Goldberg, and McGeever, Ronald Gill (“Gill”), the Company’s Chief Financial Officer, and NRH, pursuant to which they will tender their NetSuite shares in the tender offer. Accordingly, over 43% of the Company’s shares are already locked up in favor of the Proposed Transaction.

Interests of the Company’s Officers and Directors

52. The Company’s officers and directors stand to receive substantial benefits as a result of the Proposed Transaction.

53. For example, according to the Solicitation Statement, Oracle and its affiliates may be entering into employment agreements with the members of NetSuite’s management.

CLASS ACTION COMPLAINT

54. Individual Defendants Nelson, Goldberg, and McGeever stand to receive $59,842,943, $36,977,257, and $43,276,943, respectively, as a result of the Proposed Transaction.

55. Gill and Marc Huffman, President, Worldwide Sales and Distribution, also stand to receive $24,475,357 and $15,573,856, respectively.

The Materially Incomplete and Misleading Solicitation Statement

56. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. As alleged below and elsewhere herein, the Solicitation Statement omits material information that must be disclosed to NetSuite’s stockholders to enable them to render an informed decision with respect to the Proposed Transaction.

57. The Solicitation Statement omits material information with respect to the Proposed Transaction. This omitted information, if disclosed, would significantly alter the total mix of information available to NetSuite’s stockholders.

58. For example, the Solicitation Statement fails to disclose the financial projections provided by NetSuite management and relied upon by Qatalyst for purposes of its analysis, for fiscal years 2016-2021, for the following items: (i) EBITDA; (ii) EBIT (or D&A); (iii) taxes (or tax rate); (iv) capital expenditures; and (v) changes in net working capital.

59. With respect to Qatalyst’s Illustrative Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) how Qatalyst incorporated NetSuite’s net operating losses in the analysis; and (ii) the net debt utilized by Qatalyst in the analysis.

60. With respect to Qatalyst’s Selected Precedent Transactions Analysis, the Solicitation Statement fails to disclose whether Qatalyst performed any type of benchmarking analysis for NetSuite in relation to the target companies.

CLASS ACTION COMPLAINT

61. The Solicitation Statement also fails to disclose the timing and nature of all communications regarding future employment or directorship of NetSuite’s officers and directors, including who participated in all such communications.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

62. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

63. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading … in connection with any tender offer or request or invitation for tenders[.]

64. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially misleading.

65. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

66. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

67. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

68. The omissions and misleading statements in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Solicitation Statement and in other information reasonably available to shareholders.

CLASS ACTION COMPLAINT

69. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

70. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

71. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

72. Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

73. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

74. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

75. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

CLASS ACTION COMPLAINT

76. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

77. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and thus misleading.

78. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

79. Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Oracle)

80. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

81. The Individual Defendants and Oracle acted as controlling persons of NetSuite within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of NetSuite and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

82. Each of the Individual Defendants and Oracle was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

CLASS ACTION COMPLAINT

83. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

84. Oracle also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

85. By virtue of the foregoing, the Individual Defendants and Oracle violated Section 20(a) of the 1934 Act.

86. As set forth above, the Individual Defendants and Oracle had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

87. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

88. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

CLASS ACTION COMPLAINT

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: August 30, 2016		LEVI & KORSINSKY LLP

	By:	/s/ Adam C. McCall
OF COUNSEL:		Adam C. McCall (SBN 302130)
445 South Figueroa Street, 31st Floor
RIGRODSKY & LONG, P.A.		Los Angeles, CA 90071
Brian D. Long		Tel.: (213) 985-7290
Gina M. Serra		Fax: (202) 333-2121
2 Righter Parkway, Suite 120		Email: amccall@zlk.com
Wilmington, DE 19803
Tel.: (302) 295-5310		Attorneys for Plaintiff Palkon

RYAN & MANISKAS, LLP
Richard A. Maniskas
995 Old Eagle School Road, Suite 311
Wayne, PA 19087
Tel.: (484) 588-5516

CLASS ACTION COMPLAINT

JS-CAND 44 (Rev. 07/16)
CIVIL COVER SHEET
The JS-CAND 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved in its original form by the Judicial Conference of the United States in September 1974, is required for the Clerk of Court to initiate the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.)
I. (a) PLAINTIFFS
Dennis Palkon
(b) County of Residence of First Listed Plaintiff
(EXCEPT IN U.S. PLAINTIFF CASES)
(c) Attorneys (Firm Name, Address, and Telephone Number)
Levi & Korsinsky, LLP
445 South Figueroa Street, 31st Floor
Los Angeles, CA 90071
Tel.: 213-985-7290
DEFENDANTS
NetSuite Inc., Zachary Nelson, Evan Goldberg, James McGeever, Billy Beane, Deborah A. Farrington, Catherine Kinney, Kevin Thompson, Edward J. Zander, Steve Gomo, Oracle Corporation, OC Acquisition LLC, and Napa Acquisition Corporation.
County of Residence of First Listed Defendant
Santa Mateo County
(IN U.S. PLAINTIFF CASES ONLY)
NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED.
Attorneys (If Known)
II. BASIS OF JURISDICTION (Place an “X” in One Box Only)
1 U.S. Government Plaintiff
2 U.S. Government Defendant
3 Federal Question
(U.S. Government Not a Party)
4 Diversity (Indicate Citizenship of Parties in Item III)
III. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” in One Box for Plaintiff and One Box for Defendant)
(For Diversity Cases Only)
PTF
1
2
3
Citizen of This State
Citizen of Another State
Citizen or Subject of a Foreign Country
DEF
1
2
3
Incorporated or Principal Place
of Business In This State
Incorporated and Principal Place of Business In Another State
Foreign Nation
PTF
4
5
6
DEF
4
5
6
IV. NATURE OF SUIT (Place an “X” in One Box Only)
CONTRACT
110 Insurance
120 Marine
130 Miller Act
140 Negotiable Instrument
150 Recovery of Overpayment Of Veteran’s Benefits
151 Medicare Act
152 Recovery of Defaulted Student Loans (Excludes Veterans)
153 Recovery of Overpayment of Veteran’s Benefits
160 Stockholders’ Suits
190 Other Contract
195 Contract Product Liability
196 Franchise
REAL PROPERTY
210 Land Condemnation
220 Foreclosure
230 Rent Lease & Ejectment
240 Torts to Land
245 Tort Product Liability
290 All Other Real Property
TORTS
PERSONAL INJURY
310 Airplane
315 Airplane Product Liability
320 Assault, Libel & Slander
330 Federal Employers’ Liability
340 Marine
345 Marine Product Liability
350 Motor Vehicle
355 Motor Vehicle Product Liability
360 Other Personal Injury
362 Personal Injury - Medical Malpractice
CIVIL RIGHTS
440 Other Civil Rights
441 Voting
442 Employment
443 Housing/Accommodations
445 Amer. w/Disabilities–Employment
446 Amer. w/Disabilities–Other
448 Education
PERSONAL INJURY
365 Personal Injury – Product Liability
367 Health Care/Pharmaceutical Personal Injury Product Liability
368 Asbestos Personal Injury Product Liability
PERSONAL PROPERTY
370 Other Fraud
371 Truth in Lending
380 Other Personal Property Damage
385 Property Damage Product Liability
PRISONER PETITIONS Habeas Corpus:
463 Alien Detainee
510 Motions to Vacate Sentence
530 General
535 Death Penalty
Other:
540 Mandamus & Other
550 Civil Rights
555 Prison Condition
560 Civil Detainee–Conditions of Confinement
FORFEITURE/PENALTY
625 Drug Related Seizure of Property 21 USC § 881
690 Other
LABOR
710 Fair Labor Standards Act
720 Labor/Management Relations
740 Railway Labor Act
751 Family and Medical Leave Act
790 Other Labor Litigation
791 Employee Retirement Income Security Act
IMMIGRATION
462 Naturalization Application
465 Other Immigration Actions
BANKRUPTCY
422 Appeal 28 USC § 158
423 Withdrawal 28 USC § 157
PROPERTY RIGHTS
820 Copyrights
830 Patent
840 Trademark
SOCIAL SECURITY
861 HIA (1395ff)
862 Black Lung (923)
863 DIWC/DIWW (405(g))
864 SSID Title XVI
865 RSI (405(g))
FEDERAL TAX SUITS
870 Taxes (U.S. Plaintiff or Defendant)
871 IRS–Third Party
26 USC § 7609
OTHER STATUTES
375 False Claims Act
376 Qui Tam (31 USC § 3729(a))
400 State Reapportionment
410 Antitrust
430 Banks and Banking
450 Commerce
460 Deportation
470 Racketeer Influenced and Corrupt Organizations
480 Consumer Credit
490 Cable/Sat TV
850 Securities/Commodities/Exchange
890 Other Statutory Actions
891 Agricultural Acts
893 Environmental Matters
895 Freedom of Information Act
896 Arbitration
899 Administrative Procedure Act/Review or Appeal of Agency Decision
950 Constitutionality of State Statutes
V. ORIGIN (Place an “X” in One Box Only)
X 1 Original Proceeding
2 Removed from State Court
3 Remanded from Appellate Court
4 Reinstated or Reopened
5 Transferred from Another District (specify)
6 Multidistrict Litigation–Transfer
8 Multidistrict Litigation–Direct File
VI. CAUSE OF ACTION
Cite the U.S. Civil Statute under which you are filing (Do not cite jurisdictional statutes unless diversity):
28 U.S.C. Section 1331
Brief description of cause:
Violation of Securities Exchange Act 14(a) and 20(a); Private Securities Litigation Reform Act
VII. REQUESTED IN COMPLAINT:
CHECK IF THIS IS A CLASS ACTION UNDER RULE 23, Fed. R. Civ. P.
DEMAND $
CHECK YES only if demanded in complaint: JURY DEMAND: xYes No
VIII. RELATED CASE(S),
IF ANY (See instructions):
JUDGE
DOCKET NUMBER
IX. DIVISIONAL ASSIGNMENT (Civil Local Rule 3-2)
(Place an “X” in One Box Only)
x SAN FRANCISCO/OAKLAND
SAN JOSE
EUREKA-MCKINLEYVILLE
DATE: 08/30/2016
SIGNATURE OF ATTORNEY OF RECORD: /s/ Adam C. McCall

JS-CAND 44 (rev. 07/16)

INSTRUCTIONS FOR ATTORNEYS COMPLETING CIVIL COVER SHEET FORM JS-CAND 44

Authority For Civil Cover Sheet. The JS-CAND 44 civil cover sheet and the information contained herein neither replaces nor supplements the filings and service of pleading or other papers as required by law, except as provided by local rules of court. This form, approved in its original form by the Judicial Conference of the United States in September 1974, is required for the Clerk of Court to initiate the civil docket sheet. Consequently, a civil cover sheet is submitted to the Clerk of Court for each civil complaint filed. The attorney filing a case should complete the form as follows:

I. a)	Plaintiffs-Defendants. Enter names (last, first, middle initial) of plaintiff and defendant. If the plaintiff or defendant is a government agency, use only the full name or standard abbreviations. If the plaintiff or defendant is an official within a government agency, identify first the agency and then the official, giving both name and title.

b)	County of Residence. For each civil case filed, except U.S. plaintiff cases, enter the name of the county where the first listed plaintiff resides at the time of filing. In U.S. plaintiff cases, enter the name of the county in which the first listed defendant resides at the time of filing. (NOTE: In land condemnation cases, the county of residence of the “defendant” is the location of the tract of land involved.)

c)	Attorneys. Enter the firm name, address, telephone number, and attorney of record. If there are several attorneys, list them on an attachment, noting in this section “(see attachment).”

II.	Jurisdiction. The basis of jurisdiction is set forth under Federal Rule of Civil Procedure 8(a), which requires that jurisdictions be shown in pleadings. Place an “X” in one of the boxes. If there is more than one basis of jurisdiction, precedence is given in the order shown below.

(1)	United States plaintiff. Jurisdiction based on 28 USC §§ 1345 and 1348. Suits by agencies and officers of the United States are included here.

(2)	United States defendant. When the plaintiff is suing the United States, its officers or agencies, place an “X” in this box.

(3)	Federal question. This refers to suits under 28 USC § 1331, where jurisdiction arises under the Constitution of the United States, an amendment to the Constitution, an act of Congress or a treaty of the United States. In cases where the U.S. is a party, the U.S. plaintiff or defendant code takes precedence, and box 1 or 2 should be marked.

(4)	Diversity of citizenship. This refers to suits under 28 USC § 1332, where parties are citizens of different states. When Box 4 is checked, the citizenship of the different parties must be checked. (See Section III below; NOTE: federal question actions take precedence over diversity cases.)

III.	Residence (citizenship) of Principal Parties. This section of the JS-CAND 44 is to be completed if diversity of citizenship was indicated above. Mark this section for each principal party.

IV.	Nature of Suit. Place an “X” in the appropriate box. If the nature of suit cannot be determined, be sure the cause of action, in Section VI below, is sufficient to enable the deputy clerk or the statistical clerk(s) in the Administrative Office to determine the nature of suit. If the cause fits more than one nature of suit, select the most definitive.

V.	Origin. Place an “X” in one of the six boxes.

(1)	Original Proceedings. Cases originating in the United States district courts.

(2)	Removed from State Court. Proceedings initiated in state courts may be removed to the district courts under Title 28 USC § 1441. When the petition for removal is granted, check this box.

(3)	Remanded from Appellate Court. Check this box for cases remanded to the district court for further action. Use the date of remand as the filing date.

(4)	Reinstated or Reopened. Check this box for cases reinstated or reopened in the district court. Use the reopening date as the filing date.

(5)	Transferred from Another District. For cases transferred under Title 28 USC § 1404(a). Do not use this for within district transfers or multidistrict litigation transfers.

(6)	Multidistrict Litigation Transfer. Check this box when a multidistrict case is transferred into the district under authority of Title 28 USC § 1407. When this box is checked, do not check (5) above.

(8)	Multidistrict Litigation Direct File. Check this box when a multidistrict litigation case is filed in the same district as the Master MDL docket.

Please note that there is no Origin Code 7. Origin Code 7 was used for historical records and is no longer relevant due to changes in statute.

VI.	Cause of Action. Report the civil statute directly related to the cause of action and give a brief description of the cause. Do not cite jurisdictional statutes unless diversity. Example: U.S. Civil Statute: 47 USC § 553. Brief Description: Unauthorized reception of cable service.

VII.	Requested in Complaint. Class Action. Place an “X” in this box if you are filing a class action under Federal Rule of Civil Procedure 23.

Demand. In this space enter the actual dollar amount being demanded or indicate other demand, such as a preliminary injunction.

Jury Demand. Check the appropriate box to indicate whether or not a jury is being demanded.

VIII.	Related Cases. This section of the JS-CAND 44 is used to identify related pending cases, if any. If there are related pending cases, insert the docket numbers and the corresponding judge names for such cases.

IX.	Divisional Assignment. If the Nature of Suit is under Property Rights or Prisoner Petitions or the matter is a Securities Class Action, leave this section blank. For all other cases, identify the divisional venue according to Civil Local Rule 3-2: “the county in which a substantial part of the events or omissions which give rise to the claim occurred or in which a substantial part of the property that is the subject of the action is situated.”

Date and Attorney Signature. Date and sign the civil cover sheet.

AO 440 (Rev. 06/12) Summons in a Civil Action

UNITED STATES DISTRICT COURT

for the

Northern District of California

)
)
)
Dennis Palkon	)
Plaintiff(s))
v.	)	Civil Action No.
)
)
NetSuite Inc., Zachary Nelson, Evan Goldberg,	)
James McGeever, Billy Beane, Deborah A.	)
Farrington, Catherine Kinney, Kevin Thompson, et al.	)
Defendant(s))

SUMMONS IN A CIVIL ACTION

To: (Defendant’s name and address)	NetSuite Inc., Zachary Nelson, Evan Goldberg, James McGeever, Billy Beane, Deborah A. Farrington, Catherine Kinney, Kevin Thompson, Edward J. Zander, Steve Gomo, Oracle Corporation, OC Acquisition LLC, and Napa Acquisition Corporation.

A lawsuit has been filed against you.

Within 21 days after service of this summons on you (not counting the day you received it) — or 60 days if you are the United States or a United States agency, or an officer or employee of the United States described in Fed. R. Civ. P. 12 (a)(2) or (3) — you must serve on the plaintiff an answer to the attached complaint or a motion under Rule 12 of the Federal Rules of Civil Procedure. The answer or motion must be served on the plaintiff or plaintiff’s attorney,

whose name and address are:	Adam C. McCall, Esq.
445 South Figueroa Street, 31st Floor
Los Angeles, CA 90071

If you fail to respond, judgment by default will be entered against you for the relief demanded in the complaint. You also must file your answer or motion with the court.

CLERK OF COURT

Date:
Signature of Clerk or Deputy Clerk

AO 440 (Rev. 06/12) Summons in a Civil Action (Page 2)

Civil Action No.

PROOF OF SERVICE

(This section should not be filed with the court unless required by Fed. R. Civ. P. 4 (l))

This summons for (name of individual and title, if any)                                                               was received by me on (date)                     .

☐ I personally served the summons on the individual at (place)                                                               on (date)                     ; or

☐ I left the summons at the individual’s residence or usual place of abode with (name)                                                              , a person of suitable age and discretion who resides there, on (date)                     , and mailed a copy to the individual’s last known address; or

☐ I served the summons on (name of individual)                                                              , who is designated by law to accept service of process on behalf of (name of organization)                                                               on (date)                     ; or

☐ I returned the summons unexecuted because                                                              ; or

☐ Other (specify):

My fees are $         for travel and $         for services, for a total of $0.00.

I declare under penalty of perjury that this information is true.

Date:
Server’s signature

Printed name and title

Server’s address

Additional information regarding attempted service, etc:

CERTIFICATION OF PLAINTIFF

I, DENNIS PALKON (“Plaintiff”), hereby declare as to the claims asserted under the federal securities laws that:

1. Plaintiff has reviewed the complaint and authorizes its filing.

2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiff’s counsel or in order to participate in any private action.

3. Plaintiff is willing to serve as a representative party on behalf of the class, either individually or as part of a group, including providing testimony at deposition or trial, if necessary. I understand that this is not a claim form, and that my ability to share in any recovery as a member of the class is not dependent upon the execution of this Certification.

4. Plaintiff’s purchase and sale transactions in the NetSuite Inc. (NYSE: N) security that is the subject of this action during the class period is/are as follows:

PURCHASES

Buy Date	Shares	Price per Share
12/21/07	500	$41.89

SALES

Sell Date	Shares	Price per Share

Please list additional transactions on separate sheet of paper, if necessary.

5. Plaintiff has complete authority to bring a suit to recover for investment losses on behalf of purchasers of the subject securities described herein (including Plaintiff, any co-owners, any corporations or other entities, and/or any beneficial owners).

6. During the three years prior to the date of this Certification, Plaintiff has not sought to serve or served as a representative party for a class in an action filed under the federal securities laws, except as described below:                                         .

7. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond Plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the Court.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 24 day of August, 2016.

Dennis Palkon

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